Exhibit 99.1

Imperial announces appointment of Tanya Bryja to its board of directors

CALGARY, Alberta – September 17, 2025 – Imperial (TSE: IMO, NYSE American: IMO) today announced the appointment of Tanya Bryja to its board of directors effective September 16, 2025.

Ms. Bryja is ExxonMobil’s Senior Vice President of Energy Products, based in Spring, Texas, where she leads the integrated, global energy products business, which includes fuels, aromatics, catalysts and technology licensing. She has more than 27 years of experience across a number of ExxonMobil downstream and corporate organizations, with assignments throughout the United States and in Belgium.

Ms. Bryja received her Bachelor of Science degree in Chemical Engineering from Northwestern University in Evanston, Illinois in 1997 and began her career with ExxonMobil that same year.

The company also announced the following updates to Imperial’s board of directors. David Cornhill, currently Lead Director, will be reaching the board’s mandatory age of retirement and has announced his intention to not stand for re-election at the 2026 annual meeting of shareholders. To facilitate an orderly transition of the Lead Director role, the company’s independent directors have selected current director Miranda Hubbs to succeed Mr. Cornhill as Lead Director effective October 1, 2025. Mr. Cornhill intends to continue to serve as an independent director until the 2026 annual meeting of shareholders.

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Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
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